RENO AIR, INC.

                               PROFIT SHARING PLAN

         Reno Air, Inc., a Nevada corporation ("Reno Air"), hereby adopts this Profit Sharing Plan.
                                        I

                                     PURPOSE

         The purpose of this Plan is to provide incentive compensation to employees of Reno Air by allowing these employees to participate in the success and profitability of Reno Air.
                                       II

                                   DEFINITIONS

         As used in this Plan, the following definitions shall apply except where the context otherwise indicates:

         "Administrator" means Reno Air or its designee.

         "Annual Compensation" means each Participant's compensation for a Plan Year, not to exceed Two Hundred Thousand Dollars ($200,000), including overtime pay but excluding expense reimbursements and allowances, commissions, income attributable to stock options or buddy passes, Company contributions to retirement plans, incentive bonuses paid under this Plan and fringe benefits received by the Participant. Compensation shall be before any pre-tax or post-tax elective deductions from compensation (such as contributions to the Company's 401(k) Plan.)

         "Board of Directors" means the Board of Directors of the Company.

         "Company" or "Reno Air" means Reno Air, Inc., a Nevada corporation, or any successor by merger, consolidation, purchase, or otherwise.

         "Effective Date" means January 1, 1995.

         "Eligible Employee" means each individual employed by the Company in the capacity of a common-law employee other than (i) non-resident aliens covered by a separate profit sharing or bonus plan (including any government-mandated profit sharing or bonus plan), and (ii) employees represented by a collective bargaining representative unless the Company has agreed with the collective bargaining representative that such employee will participate in this Plan.

         "Net Profit" means the net income applicable to common stock of Company for a particular quarter of a Plan Year or for the entire Plan Year, as the case may be, determined in accordance with generally accepted accounting principles and as reported in the Company's periodic reports filed with the Securities and Exchange Commission, before any adjustments for any taxes upon or measured by income or any incentive bonuses payable under this Plan with respect to such period; provided that, in determining Net Profit, at the direction of the Board of Directors there shall be disregarded gains and losses on the disposition of assets, lines of business or operations, extraordinary gains or losses; and non-operating and non-recurring gains or losses not arising from the Company's usual business operations.

         "Participant" means an Employee who has been admitted to Participation in the plan under the provisions of Article III, and whose employment has not terminated.

         "Plan" means this Profit Sharing Plan.

         "Plan Year" means the twelve-month period commencing on each January 1 and ending on each December 31.
                                       III

                          ELIGIBILITY FOR PARTICIPATION

         A. Participation. Any Eligible Employee shall become a Participant on the first day of any fiscal quarter following the date on which the Employee completes six consecutive months of service. Once an Employee has qualified as a Participant under this Plan, the Employee's Participation shall continue until such time as such Employee's Participation is terminated pursuant to paragraph B below of this Article III.

         B. Termination of Participation. A Participant shall cease to be a Participant in the plan on the occurrence of the earliest of the following events:

                  1. The date the Participant's employment with the Company is terminated for any reason whatsoever; or

                  2.       The date on which the Plan is terminated.

         Provided, that if a Participant terminates employment due to death or a disability, such Participant will continue to be a Participant in the plan for the fiscal quarter and the Plan Year in which the disability occurs.

         C. Reemployment. Any Employee who ceases to be a Participant and subsequently returns to employment shall be treated as a new employee and therefore shall again become a Participant only after satisfying the requirements in Paragraph A above.

                                       IV

                          ANNUAL PROFIT SHARING BONUSES

         The Company may pay an annual profit sharing bonus to each Participant in the Plan as of the end of any Plan Year (or who died or became disabled during such Plan Year), determined as follows:

         The aggregate annual bonus shall be equal to 10% of the Company's Net Profit for such Plan Year, less amounts previously paid or allocated as quarterly profit sharing bonuses during and with respect to the Plan Year.

         The aggregate annual bonus shall be allocated among such Participants pro rata based upon each Participant's Annual Compensation for the Plan Year including for any period prior to the time such employee became a Participant.

         Subject to Section VI, the bonus shall be paid as soon as practicable following the Company's determination of the aggregate annual bonus and the Administrator's determination of the proper allocation of such bonus. The Administrator shall use its best efforts to cause the bonus to be paid by May 15 of the year following each Plan Year for which an annual bonus is due.

         The Board of Directors of the Company may, by appropriate action prior to the end of any Plan Year, increase, decrease or eliminate completely the aggregate annual bonus for such year.
                                        V

                        QUARTERLY PROFIT SHARING BONUSES

         The Company may pay a quarterly profit sharing bonus to each Participant in the Plan as of the end of each of the first three fiscal quarters of the Plan Year (i.e. the quarters ending March 31, June 30 and September 30), in which the Company has a quarterly Net Profit of at least $500,000, determined as follows:

         The aggregate quarterly profit sharing bonus shall be equal to the lesser of (i) 10% of the Company's Net Profit for such fiscal quarter, and (ii) the sum of (a) $150 multiplied by the number of full time employees who are Participants in the Plan as of the last day of such fiscal quarter (or who died or became disabled during such quarter) and (b) $75 multiplied by the number of part time employees of the Company who are Participants in the Plan as of the last day of such fiscal quarter (or who died or became disabled during such quarter).

         The aggregate quarterly bonus shall be allocated among such Participants on a per capita basis, provided that each full time employee shall be entitled to twice the quarterly profit sharing bonus paid to each part time employee.

         In the event the Company has a quarterly Net Profit of less than $500,000 in any quarter, the aggregate profit sharing allocation shall be rolled over and included in the next distribution under the Profit Sharing Plan.

         The bonus shall be paid as soon as practicable following the Company's determination of the aggregate quarterly bonus and the Administrator's determination of the proper allocation of such bonus. The Administrator shall use its best efforts to cause the bonus to be paid within 90 days following the end of each fiscal quarter for which a quarterly bonus is due.

         The determination of whether an employee is a full time employee or a part time employee shall be made by the Company under rules uniformly applied to all employees.

         The Board of Directors of the Company may, by appropriate action prior to the end of any quarter, increase, decrease or eliminate the aggregate quarterly bonus for such quarter.
                                       VI

                               PAYMENT OF BONUSES

         Bonuses shall be paid by check mailed to the last address of the Participant on file with the Company, by inclusion of the bonus in a Participant's normal paycheck, or by such other means as the Administrator deems proper.

         In the event a Participant dies during a quarter or before receipt of a bonus to which he or she is due, the bonus shall be paid to his or her estate.

         In no event shall any Participant be entitled to interest on any quarterly or annual profit sharing bonus, regardless of the time at which the bonus is paid.

         Unless the Board of Directors by appropriate action directs otherwise, in no event shall any annual bonus be payable in the event the aggregate amount of the bonus, plus the aggregate amount of any bonus previously carried forward pursuant to this paragraph and not previously paid, is less than $25 multiplied by the number of Participants eligible to receive an allocation of such bonus. Any bonus not payable pursuant to the foregoing sentence shall nevertheless be allocated among Participants and carried forward to the next time a bonus is payable, and, subject to any contrary law prohibiting such forfeiture, shall be forfeited by any Participant to whom it has been allocated, if such Participant ceases to be eligible for an allocation of any subsequent bonus.

                                       VII

                               FORFEITURE OF BONUS

         Until such time as the full amount of any quarterly or annual profit sharing bonus has been actually paid to any Participant, his or her right to receive such bonus shall be wholly contingent and, subject to any contrary law prohibiting such forfeiture, shall be forfeited if the participant shall do any act, or engage directly or indirectly (whether as owner, partner, officer, Employee, or otherwise) in the operation or management of any business which, in the judgment of the Company, shall be detrimental to or in competition with the Company.

                                      VIII

                           ADMINISTRATION OF THE PLAN

         The Company shall determine all questions regarding interpretation, application and administration of the Plan, and its determination of any question shall be final, conclusive and binding upon all parties, including the Company, the stockholders, and the Employees. The Company shall have the power to construe the Plan, to determine all questions and make rules relating to the administration of the plan and the eligibility of Employees to participate in the plan, to authorize all disbursements and to engage such agents as are necessary to carry out the provisions of this Plan.

         To the maximum extent permitted by Nevada Law, no officer, director or employee of the Company shall have any liability for any decision, action, or omission, if done in good faith, nor for any error or miscalculation unless such error or miscalculation is found by a court of law to constitute fraud or deliberate disregard of any provisions of the Plan.

         Neither the Administrator or the Company shall be required to search for or ascertain the location of any Participant. If a Participant fails to claim his or her profit sharing bonus within six months after the date such bonus was generally announced, the Company may treat such bonus as having been forfeited, subject to any contrary law prohibiting such forfeiture.

                                       IX

                            AMENDMENT AND TERMINATION

         The Company, by action of the Board of Directors, shall retain the right to amend , modify, change, suspend or terminate this Plan, in whole or in part, at any time, provided that no such amendment or termination shall affect the right of a Participant to a profit sharing bonus for any quarter or Plan Year ending prior to the date of such amendment or termination.
                                        X

                                  MISCELLANEOUS

         Neither the establishment or communication of this Plan, the award or payment of profit sharing bonuses hereunder, the determination that an employee is an Eligible Employee or a Participant hereunder, or any other action or fact with respect to this Plan shall (i) provide any employee any expectation or rights of continued employment or promotional opportunity or (ii) be construed as a statement or admission that an employee is adequately discharging his or her job responsibilities.

         No interest or expectation of an Eligible Employee or Participant under or with respect to this Plan shall be (i) assignable, (ii) subject to any claim of creditors, or (iii) subject to attachment or garnishment or any other legal process.

         Nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship. All funds, if any, set aside for payment of the Company's obligations under this Plan, whether in cash or invested, shall for all purposes remain part of the general assets of Company, and no person other than Company shall, by virtue of any provision of this Plan, have any interest in such funds. To the extent that any person acquires a right to receive a profit sharing bonus from Company under the terms of this plan, such rights shall be no greater than the right of any unsecured general creditor of Company.

         The validity of this Plan and the construction of its provisions shall be governed and determined exclusively and solely in accordance with the laws of the State of Nevada. The Plan is not intended to be subject to the Employee Retirement Income Security Act, as amended, or other federal laws, except to the extent required by any such law.

         In witness whereof Reno Air, Inc., a Nevada corporation, has caused this instrument to be executed by its President pursuant to authorization by its Board of Directors.

                                 Reno Air, Inc.

                                                  By /s/ ROBERT W. REDING
                                                     Robert W. Reding
                                                     President and Chief
                                                     Executive Officer
Attest:

By /s/ ROBERT M. ROWEN
     Robert M. Rowen
     Secretary


         [Corporate Seal]


Dated:            February 8, 1996